Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122746 on Form S-8, Registration Statement No. 333-122742 on Form S-3 and Amendment No. 1 to Registration Statement No. 333-106065 on Form S-2 of RGC Resources, Inc. of our report dated December 15, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the assets of its subsidiary Diversified Energy Company, d/b/a Highland Propane Company described in Note 2), appearing in this Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2005.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina December 19, 2005